Exhibit 99.1

Summit Financial Services Group Announces Results for the Quarter Ended March 31, 2012

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announced financial results for the three month period ended March 31, 2012 (the “2012 Quarter”). For the 2012 Quarter, the Company reported revenues of $18.2 million, which represented an increase of $0.6 million, or 3%, from the $17.6 million in revenues reported for the same period of the prior year (the “2011 Quarter”). For the 2012 Quarter, the Company reported pre-tax income of $757,000 versus pre-tax income of $600,000 for the 2011 Quarter. For the 2012 Quarter, the Company reported net income of $417,000 versus net income of $337,000 for the 2011 Quarter.

“Our results for the 2012 Quarter continue to validate the Company’s strategy of recruiting experienced financial advisors onto the Summit platform. Our results for the 2012 Quarter also benefitted from an improvement in investor confidence,” stated Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President. As a result, Mr. Leeds continued: “The Company generated positive EBITDA, as adjusted, of $1.16 million for the 2012 Quarter, which we consider to be a principal metric of our success, compared with $1.02 million for the 2011 Quarter. For the second quarter of 2012 and beyond, we are hopeful that our recruiting initiatives and other factors will allow the Company to continue recruiting financial advisors that fit our criteria.” Mr. Leeds further stated that: “As always, I want to recognize and thank our hard-working and dedicated Summit financial advisors and our associates, whose efforts make such outcomes possible.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 300 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

All of the above numbers have been rounded for ease of presentation.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	March 31,
	2012	2011
Net income (loss) as reported	$417,379	$337,129
Add: Depreciation	50,340	44,924
Amortization – notes	35,812	79,120
Non-cash Compensation	311,884	297,254
Income tax expense	340,075	262,969

EBITDA, as adjusted	$1,155,490	$1,021,396

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended March 31, 2012

	For The Three Months Ended March 31,
	2012	2011(1)
	(Unaudited)	(Unaudited)
Revenues
Commissions	$17,047,989	$16,463,818
Interest and dividends	272,441	290,186
Other	838,923	817,075

	18,159,353	17,571,079

Expenses
Commissions and clearing costs	14,511,496	14,096,845
Employee compensation and benefits	1,743,348	1,764,134
Occupancy and equipment	190,414	166,196
Communications	114,254	118,670
Depreciation and amortization	50,340	44,924
Other operating expenses	792,047	780,212

	17,401,899	16,970,981

Income (loss) before income taxes	757,454	600,098

Provision for income taxes	340,075	262,969

Net income (loss)	$417,379	$337,129

Basic income (loss) per common share	$0.02	$0.01

Diluted income (loss) per common share	$0.01	$0.01

Weighted average common shares outstanding:
Basic	26,550,142	26,809,301

Diluted	31,798,363	32,087,978

(1)	Certain amounts from the 2011 Quarter have been reclassified to conform to the current year presentation. These reclassifications had no impact on the reported net income for the 2011 Quarter.

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida — Steven C. Jacobs, CFO, 561-338-2600.

CONTACT: Steven C. Jacobs, CFO of Summit Financial Services Group, Inc., +1-561-338-2600